Exhibit 99.1

Cars.com Reports Fourth Quarter and Full Year 2025 Results

Record Full Year Revenue of $723 Million Driven by Dealer Revenue Growth

Expanded Customer Base to 19,544 Dealer Customers

Generated $152MM of Annual Net Cash Provided by Operating Activities

Repurchased 7.1 Million Shares for $86 Million and Retired 9% of Shares Outstanding

CHICAGO, February 26, 2026 -- Cars.com Inc. (NYSE: CARS), a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars, today released its financial results for the fourth quarter and year ended December 31, 2025.

“The Cars.com marketplace and product suite is positioned to capture growing demand for trusted data insights, simple end-to-end tools, and an AI-oriented user experience. Our focus is squarely on driving further financial improvements in 2026 by leveraging and enhancing our marketplace flywheel. We plan to develop more interconnectivity across our solutions to amplify differentiation and unlock product adoption. At the same time, we will evaluate our cost structure to operate more efficiently. We look forward to sharing updates as we execute our strategy to create value for all stakeholders,” said Tobias Hartmann, Chief Executive Officer of Cars.com, Inc.

Financial Highlights

(in thousands, except per share data)	Quarter Ended December 31,			Year Ended December 31,
	2025	2024	Change %	2025	2024	Change %
Revenue	$ 183,903	$ 180,431	2%	$ 723,239	$ 719,152	1%
Net income	7,398	17,304	(57%)	20,052	48,188	(58%)
Adjusted net income	27,385	32,508	(16%)	108,134	114,923	(6%)
Adjusted EBITDA	54,896	55,488	(1%)	211,146	209,717	1%
Net income per diluted share	0.12	0.26	(54%)	0.32	0.72	(56%)
Adjusted net income per diluted share	0.44	0.49	(10%)	1.71	1.71	NM

NM = Not meaningful

Key Metrics and Operational Highlights

(in millions, except dealer data)	Quarter Ended
	December 31, 2025	September 30, 2025	December 31, 2024	Change % Q/Q	Change % Y/Y
Average Monthly Unique Visitors	21.7	25.5	23.1	(15%)	(6%)
Traffic (“Visits”)	138.8	156.2	143.8	(11%)	(3%)
Monthly Average Revenue Per Dealer (“ARPD”)	$ 2,472	$ 2,460	$ 2,475	NM	NM
Dealer Customers	19,544	19,526	19,206	NM	2%

•
Dealer Customers grew to 19,544 dealers due to focused commercial execution and continued Marketplace adoption, and extended the streak of sequential customer growth in every quarter of 2025
•
Marketplace Premium+ subscriber base more than doubled quarter-over-quarter during Q4
•
AccuTrade Connected reached 1,180 subscribers in Q4 and total appraisals grew over 75% year-over-year

•
Market Area Expansion launched nationwide on Cars.com in January following a successful pilot in Q4, providing consumers with richer search results that include shippable vehicles from non-local dealerships

Q4 2025 Results

Revenue for the fourth quarter was $183.9 million, up 2% compared to the prior year period and setting a quarterly record. Subscription-based Dealer revenue of $164.4 million was up 3% year-over-year primarily from marketplace and website repackaging benefits, as well as Marketplace customer growth. OEM and National revenue of $16.2 million was down 9% year-over-year, reflecting changes in spending by OEM partners.

Total operating expenses for the fourth quarter were $162.2 million compared to $160.7 million in the prior year period, growing at a moderate pace of 1% year-over-year. The biggest contributors to the increase were additional marketing investments, severance-related costs, and stock-based compensation, which were substantially offset by lower depreciation and amortization expenses. Adjusted operating expenses for the quarter were $145.5 million, down 3% year-over-year as greater marketing investments were more than offset by lower depreciation and amortization.

Net income for the fourth quarter was $7.4 million, or $0.12 per diluted share, compared to Net income of $17.3 million, or $0.26 per diluted share, in the year-ago period. The change in Net income is primarily attributable to the $10.8 million gain on the sale of an equity investment, which was recorded in the prior period. Adjusted net income for the fourth quarter was $27.4 million, or $0.44 per diluted share, compared to $32.5 million, or $0.49 per diluted share a year ago.

Adjusted EBITDA for the fourth quarter was $54.9 million, or 29.9% of revenue, compared to $55.5 million, or 30.8% of revenue in the year-ago period. Adjusted EBITDA declined 1% year-over-year, in-line with higher marketing costs that were mostly offset by operating efficiencies in cost of revenue and general and administrative expenses.

Full Year Results

Revenue for fiscal year 2025 totaled $723.2 million, a new full year record, increasing $4.1 million, or 1% year-over-year. Subscription-based Dealer revenue was up 1% year-over-year, driven by Solutions customer growth and repackaging, and partially offset by Marketplace declines in the first half of the year and lower Dealer Media spending. OEM and National revenue was down 1% year-over-year, reflecting changes in OEM spending in the second half of the year.

Total operating expenses for the year were $663.0 million, compared to $665.7 million in 2024. Adjusted Operating Expenses for the year were $603.9 million, a 2% decrease year-over-year that was driven by a meaningful decline in depreciation and amortization. Depreciation and amortization expense decreased 14% year-over-year, primarily due to certain assets being fully depreciated and amortized as compared to the prior-year period, and partially offset by accelerated depreciation associated with the amended headquarters lease.

Net income for the year totaled $20.1 million, or $0.32 per diluted share, compared to Net income of $48.2 million, or $0.72 per diluted share in the prior year. The change in Net income is primarily attributable to changes in the fair value of contingent consideration associated with prior acquisitions, and the gain on the sale of an equity investment, which were both recorded in the prior year. Adjusted net income for the year was $108.1 million, or $1.71 per diluted share, compared to $114.9 million, or $1.71 per diluted share a year ago.

Adjusted EBITDA for the year totaled $211.1 million, or 29.2% of revenue, compared to $209.7 million, or 29.2% of revenue, in the prior year period. Adjusted EBITDA grew 1% year-over-year, largely mirroring revenue performance during this period.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the twelve-month period ended December 31, 2025 was $151.6 million, compared to $152.5 million in the prior year, which is largely attributable to the increase in earnout payments associated with the D2C Media acquisition. Free cash flow for the twelve-month period ended December 31, 2025 totaled $125.7 million, compared to $128.1 million in the prior year.

Total debt outstanding was $455.0 million as of December 31, 2025. Total net leverage (as defined in the Company’s credit facility) was 1.9x as of December 31, 2025. Total liquidity as of December 31, 2025 was $351.2 million, which is defined as Cash and cash equivalents of $56.2 million and revolver capacity of $295.0 million.

Share Repurchase

Share repurchase activity in 2025 reflected a strong commitment to returning value to shareholders. Approximately 1.9 million shares of common stock were repurchased for $22.0 million in the fourth quarter, bringing total repurchases to 7.1 million shares for $86.0 million in 2025. This performance was at the high end of the fiscal 2025 share repurchase target range of $70 to $90 million, which was also raised midyear from the original target of $60 to $70 million.

The existing share repurchase program was approved in February 2025, under which approximately $174 million in repurchase authorization remained as of December 31, 2025. The current share repurchase program expires in February 2028.

“We executed on key growth initiatives to deliver both revenue and Adjusted EBITDA results that were in-line with our outlook. Our asset-light model and operating leverage continues to power strong cash generation, and we utilized nearly 70% of free cash flow for share repurchases in support of our stated capital allocation policy to meaningfully return capital to shareholders,” said Sonia Jain, Chief Financial Officer of Cars.com, Inc. “Looking ahead, our focus is on further scaling our marketplace through sustainable operational improvements and delivering profitable growth for long-term value creation.”

Outlook

First Quarter 2026

First quarter revenue is expected to be flat to up 1% year-over-year, based on a favorable Q4 exit rate for subscription-based Marketplace and website products that is slightly offset by near-term pressure in OEM advertising spending.

First quarter Adjusted EBITDA margin is expected to be between 26.0% and 27.0%, reflecting underlying revenue mix change and slightly elevated technology and compensation expenses.

Full Year 2026

Full year 2026 revenue is expected to be flat to up 2% year-over-year. Dealer revenue growth is expected to be driven by Marketplace and website repackaging, customer base growth, and further product adoption. OEM and National revenue is expected to be pressured on a full year basis due to continuing shifts in OEM advertising investments. Full year 2026 Adjusted EBITDA margin is expected to be between 29.0% to 30.0%.

Q4 2025 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars.com Inc. (NYSE:CARS) is a trusted audience-powered and data-driven technology platform that simplifies buying and selling cars. The flagship Cars.com marketplace connects millions of consumers to dealerships across the U.S., powering the car buying experience with artificial intelligence ("AI") shopping tools and comprehensive vehicle reviews and content. Our interconnected ecosystem of products enables dealers and OEMs to sell more cars by efficiently leveraging our marketplace, dealer websites, trade and appraisal tools, and proprietary in-market media solutions. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net (loss) income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net (loss) income excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified upon first visit to an individual Cars.com property on an individual device/browser combination or installation of one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via RudderStack. These metrics do not include traffic to Dealer Inspire, D2C Media, or DealerClub websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services and DealerClub, during the period divided by the monthly average number of Dealer Customers during the same period.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Dealer Customer metrics do not include DealerClub.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on February 26, 2026 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

kchen@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Dealer	$164,423	$159,551	$644,053	$640,722
OEM and National	16,209	17,745	65,305	65,894
Other	3,271	3,135	13,881	12,536
Total revenue	183,903	180,431	723,239	719,152
Operating expenses:
Cost of revenue and operations	31,177	31,730	123,328	124,332
Product and technology	28,671	29,931	117,330	117,875
Marketing and sales	59,377	54,019	239,365	232,280
General and administrative	26,474	20,287	91,124	83,985
Depreciation and amortization	16,466	24,683	91,842	107,182
Total operating expenses	162,165	160,650	662,989	665,654
Operating income	21,738	19,781	60,250	53,498
Nonoperating expenses:
Interest expense, net	(7,439)	(7,739)	(30,382)	(32,197)
Other income, net	570	8,064	4,438	40,562
Total nonoperating (expense) income, net	(6,869)	325	(25,944)	8,365
Income before income taxes	14,869	20,106	34,306	61,863
Income tax expense	7,471	2,802	14,254	13,675
Net income	$7,398	$17,304	$20,052	$48,188
Weighted-average common shares outstanding:
Basic	60,258	65,071	62,386	66,006
Diluted	61,730	66,802	63,264	67,387
Net income per share:
Basic	$0.12	$0.27	$0.32	$0.73
Diluted	0.12	0.26	0.32	0.72

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$56,236	$50,673
Accounts receivable, net	131,945	133,741
Prepaid expenses	15,491	13,782
Other current assets	7,920	16,134
Total current assets	211,592	214,330
Property and equipment, net	35,223	40,704
Goodwill	167,207	143,279
Intangible assets, net	527,082	585,690
Deferred tax assets, net	88,594	100,530
Investments and other assets, net	32,720	27,332
Total assets	$1,062,418	$1,111,865
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$27,749	$33,498
Accrued compensation	38,074	36,295
Other accrued liabilities	47,564	47,092
Total current liabilities	113,387	116,885
Noncurrent liabilities:
Long-term debt, net	451,516	455,288
Deferred tax liabilities, net	6,241	6,773
Other noncurrent liabilities	18,744	21,434
Total noncurrent liabilities	476,501	483,495
Total liabilities	589,888	600,380
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 58,636 and 64,391 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	586	643
Additional paid-in capital	1,413,994	1,473,986
Accumulated deficit	(941,494)	(961,546)
Accumulated other comprehensive loss	(556)	(1,598)
Total stockholders' equity	472,530	511,485
Total liabilities and stockholders' equity	$1,062,418	$1,111,865

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$20,052	$48,188
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	29,016	26,677
Amortization of intangible assets	62,826	80,505
Stock-based compensation	31,327	30,553
Deferred income taxes	11,450	11,894
Provision for doubtful accounts	1,961	3,389
Amortization of debt issuance costs	1,911	2,249
Unrealized (gain) loss on foreign currency denominated transactions	(2,081)	3,697
Changes in fair value of contingent consideration	—	(33,473)
Gain on sale of equity investment	—	(10,846)
Other, net	2,354	662
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	601	(12,321)
Prepaid expenses and other assets	(2,259)	(5,390)
Accounts payable	(5,685)	11,104
Accrued compensation	880	5,313
Other liabilities	(714)	(9,677)
Net cash provided by operating activities	151,639	152,524
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(24,769)	(216)
Capitalization of internally developed technology	(21,619)	(21,381)
Purchase of property and equipment	(4,286)	(3,000)
Proceeds from sale of equity investment	9,481	—
Purchase of convertible note receivable	(8,206)	—
Net cash used in investing activities	(49,399)	(24,597)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	10,000	—
Payments of Revolving Loan borrowings and long-term debt	(15,000)	(30,000)
Payments for stock-based compensation plans, net	(4,715)	(7,475)
Repurchases of common stock	(86,907)	(49,179)
Payments of contingent consideration	—	(27,435)
Payments of debt issuance costs and other fees	—	(1,869)
Net cash used in financing activities	(96,622)	(115,958)
Effect of exchange rate changes on Cash and cash equivalents	(55)	(494)
Net increase in Cash and cash equivalents	5,563	11,475
Cash and cash equivalents at beginning of period	50,673	39,198
Cash and cash equivalents at end of period	$56,236	$50,673
Supplemental cash flow information:
Cash paid for income taxes	$2,568	$6,487
Cash paid for interest	29,955	32,525

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$7,398	$17,304	$20,052	$48,188
Interest expense, net	7,439	7,739	30,382	32,197
Income tax expense	7,471	2,802	14,254	13,675
Depreciation and amortization	16,466	24,683	91,842	107,182
Stock-based compensation, including related payroll tax expense	9,189	7,166	32,351	32,373
Transaction-related and other one-time items	7,501	(6,989)	24,110	(27,644)
Non-operating foreign exchange (gain) loss	(568)	2,783	(1,845)	3,746
Adjusted EBITDA	$54,896	$55,488	$211,146	$209,717

Reconciliation of Net income to Adjusted Net income

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$7,398	$17,304	$20,052	$48,188
Stock-based compensation, including related payroll tax expense	9,189	7,166	32,351	32,373
Amortization of intangible assets	10,527	17,312	62,826	80,505
Transaction-related items	2,569	2,744	11,099	(21,722)
Non-operating foreign exchange (gain) loss	(568)	2,783	(1,845)	3,746
Other one-time items	4,932	(9,733)	13,011	(5,922)
Income tax impact of adjustments	(6,662)	(5,068)	(29,360)	(22,245)
Adjusted net income	$27,385	$32,508	$108,134	$114,923

Adjusted net income per share, diluted	$0.44	$0.49	$1.71	$1.71
Weighted-average common shares outstanding, diluted	61,730	66,802	63,264	67,387

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$37,118	$30,007	$151,639	$152,524
Capitalization of internally developed technology	(5,488)	(4,611)	(21,619)	(21,381)
Purchase of property and equipment	(385)	(954)	(4,286)	(3,000)
Free cash flow	$31,245	$24,442	$125,734	$128,143

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2025:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,177	$—	$(223)	$30,954
Product and technology	28,671	(233)	(1,705)	26,733
Marketing and sales	59,377	(1,052)	(967)	57,358
General and administrative	26,474	(6,216)	(6,294)	13,964
Depreciation and amortization	16,466	—	—	16,466
Total operating expenses	$162,165	$(7,501)	$(9,189)	$145,475

Total nonoperating expense, net	$(6,869)	$(568)	$—	$(7,437)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2024:

	As Reported (1)	Adjustments (1)(2)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,730	$—	$(149)	$31,581
Product and technology	29,931	(891)	(2,642)	26,398
Marketing and sales	54,019	(224)	(1,360)	52,435
General and administrative	20,287	(2,742)	(3,015)	14,530
Depreciation and amortization	24,683	—	—	24,683
Total operating expenses	$160,650	$(3,857)	$(7,166)	$149,627

Total nonoperating income (expense), net	$325	$(8,063)	$—	$(7,738)

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2025:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$123,328	$(602)	$(848)	$121,878
Product and technology	117,330	(4,200)	(8,999)	104,131
Marketing and sales	239,365	(3,850)	(6,230)	229,285
General and administrative	91,124	(18,051)	(16,274)	56,799
Depreciation and amortization	91,842	—	—	91,842
Total operating expenses	$662,989	$(26,703)	$(32,351)	$603,935

Total nonoperating expense, net	$(25,944)	$(4,438)	$—	$(30,382)

(1) Includes transaction related items, unrealized gain/loss on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2024:

	As Reported (1)	Adjustments (1)(2)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$124,332	$—	$(922)	$123,410
Product and technology	117,875	(3,944)	(11,388)	102,543
Marketing and sales	232,280	(951)	(5,722)	225,607
General and administrative	83,985	(11,768)	(14,341)	57,876
Depreciation and amortization	107,182	—	—	107,182
Total operating expenses	$665,654	$(16,663)	$(32,373)	$616,618

Total nonoperating income (expense) , net	$8,365	$(40,561)	$—	$(32,196)

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.